UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2017

(Exact Name of Registrant as Specified in Charter)

OHIO	001-11302	34-6542451
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

127 Public Square

Cleveland, Ohio 44114-1306

(Address of principal executive offices and zip code)

(216) 689-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On January 12, 2017, KeyCorp (the “Company”) gave notice of its intention to redeem all of its outstanding Fixed-to-Floating Rate Perpetual Non-Cumulative Preferred Stock, Series C (the “Preferred Stock”) on February 15, 2017 (the “Preferred Stock Redemption”).

The Preferred Stock Redemption is in accordance with the terms in the Company’s Second Amended and Restated Articles of Incorporation, as amended. There are 14 million shares of Preferred Stock, with an aggregate liquidation preference of $350 million, currently outstanding. The Preferred Stock, issued in connection with KeyCorp’s 2016 acquisition of First Niagara Financial Group, Inc. to replace First Niagara’s preferred stock, will be redeemed for cash at a redemption price of $25 per share. Since the redemption date for the Preferred Stock is also a dividend payment date, the redemption price of $25 per share does not include any declared and unpaid dividends. Declared dividends of $.539063 per share for the full current quarterly dividend period from and including November 15, 2016 to but excluding February 15, 2017 will be paid separately in the customary manner on February 15, 2017 to holders of record on February 3, 2017. All shares of the Preferred Stock are held in book-entry form through the Depository Trust Company (“DTC”) and will be redeemed in accordance with the procedures of DTC. Upon redemption, the Preferred Stock will no longer be outstanding and all rights with respect to such stock will cease and terminate, except the right to payment of the redemption price. Also upon redemption, the Preferred Stock will be delisted from trading on the New York Stock Exchange.

A copy of the press release announcing the notice of redemption is furnished as Exhibit 99.1 to this Current Report on Form 8-K. The information in Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities under that Section, nor shall it be deemed incorporated by reference into the filings of KeyCorp under the Securities Act of 1933, as amended.

Item 9.01	Exhibits

Exhibit Number	Description

99.1	Press release dated January 12, 2017, announcing the notice of redemption

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KeyCorp

Date: January 12, 2017	/s/ Donald R. Kimble
	By:	Donald R. Kimble
Chief Financial Officer